Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

September 9, 2025

The Board of Directors

Adial Pharmaceuticals, Inc.

4870 Sadler Road, Suite 300

Glen Allen, Virginia 23060

Re:	Adial Pharmaceuticals, Inc.—Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel for Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to an aggregate of 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2017 Equity Incentive Plan, as amended through the date hereof (the “2017 Equity Incentive Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the provisions of the 2017 Equity Incentive Plan and the Registration Statement upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2.	This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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